Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N2 of SEG Partners Long/Short Equity Fund of our report dated December 26, 2025, and June 25, 2026, relating to the financial statements and financial highlights of SEG Partners Long/Short Equity Fund, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 15, 2026